UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2010

COPSYNC, INC.
(Exact name of registrant specified in charter)

Delaware	000-53705	98-0513637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2010 FM 2673 Canyon Lake, Texas 78133
(Address of principal executive offices) (Zip Code)

(830) 899-7962
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On September 29, 2010, the Board of Directors of COPsync, Inc. (“COPsync” or the “Company”) elected Ronald A. Woessner, age 53, as chief executive officer, effective October 1, 2010.  Mr. Woessner assumes the responsibility from Russell Chaney, COPsync’s co-founder, who will continue to serve COPsync as its chairman of the board and execute against the company’s business objectives by leading business development and strategic alliance activities.  Shane Rapp, the company’s co-founder and president, will continue to serve as president.  The new executive appointments are effective immediately.

Mr. Woessner has worked in a senior executive or legal capacity at publicly-held, start-up and emerging, technology companies for nearly 20 years.  From 2009 until he began working with the Company on a consulting basis prior to his appointment as CEO, Mr. Woessner was a principal at a legal services firm he founded, and he previously served from 1998 until 2009 as senior vice president and general counsel for Zix Corporation (NASDAQ: ZIXI) and its predecessors-in-interest, currently a subscription-based, encrypted email SaaS services provider that enables healthcare and financial institutions to comply with HIPAA and GLBA. There are no family relationships between Mr. Woessner and any employee, officer or director of the Company.

Mr. Woessner will receive as base compensation an annual salary of $180,000.  Additionally, the Company granted Mr. Woessner options to acquire two million shares of the Company’s common stock and granted him two million shares of restricted stock. Mr. Chaney transferred two million shares from his personal holdings to the Company to fund the two million share restricted stock grant.  The stock options and restricted stock shares generally vest pro-rata and quarterly over three years, and the vesting will accelerate upon the occurrence of certain events specified in the grant agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPSYNC, Inc.

Dated: October 7, 2010	By:	/s/ Ronald A. Woessner
	Name:	Ronald A. Woessner
	Title:	Chief Executive Officer